EXHIBIT 99.2

APPROVED BY:	Rick Coté President and Chief Operating Officer 201-267-8000

CONTACT:	FTI Consulting Leigh Parrish/Jennifer Milan 212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. DECLARES A SPECIAL CASH DIVIDEND AND
ANNOUNCES A 67% INCREASE IN ITS REGULAR QUARTERLY DIVIDEND

Paramus, NJ – March 29, 2012 -- Movado Group, Inc. (NYSE: MOV) is pleased to announce that on March 29, 2012 the Board of Directors approved payment of a special cash dividend of $0.50 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on May 15, 2012 to all shareholders of record as of the close of business on April 30, 2012.

Also on March 29, 2012, the Board of Directors approved a 67% increase in the Company’s quarterly cash dividend to $0.05 for each share of the Company’s outstanding common stock and class A common stock.  This dividend will be paid on April 24, 2012 to all shareholders of record as of the close of business on April 10, 2012.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our Board’s decision to declare the special dividend and increase our regular quarterly dividend reflects its continued confidence in our financial position and the strength of the Company’s business and future prospects.  As the strategic plan that we began implementing last year continues to take hold, we are confident in our ability to maintain the momentum we have built in the business over the past eight quarters.  Declaration of these dividends underscores our commitment to maximizing shareholder value and increasing shareholder returns.”

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® by Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE® and LACOSTE® watches worldwide, and operates Movado company stores in the United States.